EXHIBIT 7

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                        STATEMENT OF FINANCIAL CONDITION
                                AS OF 12/31/2001

                                    ($000'S)

                                                                12/31/2001
                                                                ----------
ASSETS

     Cash and Due From Depository Institutions                  $  67,365
     Fixed Assets                                                     379
     Intangible Assets                                             49,368
     Other Assets                                                  12,931
                                                                ---------
         TOTAL ASSETS                                           $ 130,043


LIABILITIES

     Other Liabilities                                          $  10,786
                                                                ---------
     TOTAL LIABILITIES                                          $  10,786

EQUITY

     Common and Preferred Stock                                 $   1,000
     Surplus                                                      120,932
     Undivided Profits                                             (2,675)
                                                                ---------
         TOTAL EQUITY CAPITAL                                   $ 119,257

TOTAL LIABILITIES AND EQUITY CAPITAL                            $ 130,043


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To the best of the undersigned's determination, as of this date the above financial information is true and correct.

U.S. Bank Trust National Association

By:      /s/ Ignazio Tamburello
         ----------------------
         Assistant Vice President

Date:  _February 21 2002